Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

AMONG

VERISIGN, INC.,

NETWORK SOLUTIONS, INC.,

NAMESECURE, INC.,

VERISIGN.US REGISTRAR, INC.,

TLDS, INC.,

REGISTRAR L.L.C.

AND

PIVOTAL NS, LLC

October 14, 2003

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 14, 2003 (the “Agreement Date”) among VeriSign, Inc., a Delaware corporation (“VeriSign”), Network Solutions, Inc., a Delaware corporation (“NSI”), NameSecure, Inc., a Delaware corporation (“NameSecure”), VeriSign.US Registrar, Inc., a Delaware corporation (“VeriSign.US”), and TLDS, Inc., a Delaware corporation (“TLDS”, and, together with VeriSign, NSI, NameSecure and VeriSign.US, “Sellers”), Registrar L.L.C., a Delaware limited liability company (“LLC”), and Pivotal NS, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A. VeriSign, through its subsidiaries, the NSI Parties (defined below), is engaged in the business of acting as an ICANN-accredited registrar for certain Global Top-Level Domains (defined below) and the “.us” country code top-level domain and providing hosted email and website development services and other value-added services currently offered through NSI (the “Registrar Business”).

B. VeriSign owns all of the outstanding capital stock of NSI.

C. Sellers desire to contribute (the “Contribution”) the assets of the Registrar Business that are set forth on Schedule 1 hereto (the “Registrar Assets”), subject to the Assumed Liabilities (defined below), to LLC, in exchange for membership interests in LLC constituting 15.0% of the aggregate membership interests of LLC after the Closing Date (as defined below) and other consideration, all upon the terms and subject to the conditions set forth in this Agreement, the Operating Agreement (defined below) and the Contribution Agreement in the form attached hereto as Exhibit A (the “Contribution Agreement”).

D. Concurrently with the Contribution, LLC will make a cash payment to Sellers in the amount of Fifty-Eight Million Five Hundred Fifty Thousand Dollars ($58,550,000.00) (the “Cash Payment”) and will deliver to VeriSign a secured, subordinated promissory note in the form attached hereto as Exhibit B (the “Note”) with a principal amount equal to Forty Million Dollars ($40,000,000.00).

E. The Cash Payment will be funded through a cash capital contribution by Buyer to LLC (“Buyer’s Cash Contribution”), the proceeds of a loan to be obtained by LLC (the “Initial LLC Loan”), not to exceed Forty Million Dollars ($40,000,000.00) in principal amount, or any combination of the foregoing, as determined by Buyer in its sole discretion.

F. Concurrently with the Contribution, Buyer will purchase the Purchased Shares (as defined below) from VeriSign for a purchase price of One Million Four Hundred Fifty Thousand Dollars ($1,450,000.00) (the “Share Payment”).

G. Following the Closing (defined below), Buyer will own 85.0% of the aggregate membership interests in LLC (the “Purchased Interests”), with an initial capital account balance equal to Buyer’s Cash Contribution, and Sellers will collectively own 15.0% of the aggregate membership interests in LLC, with an initial capital account balance equal to 17.6471% of Buyer’s Cash Contribution (the “Sellers’ Initial Credited Contribution”).

H. On the date hereof, VeriSign, Buyer and U.S. Bank, National Association have entered into an Escrow Agreement (the “Escrow Agreement”) pursuant to which Buyer has deposited cash in an amount equal to Four Million Dollars ($4,000,000.00) (the “Deposit”) to be released as provide therein and herein.

I. Each of the NSI Parties has declared a dividend in an aggregate amount equal to the portion of the Cash Payment and the Note to be received by it to its stockholders of record prior to the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

1.1 “Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person.

1.2 “Ancillary Agreements” means, collectively, the Contribution Agreement, the Note, the Operating Agreement, the Investor Rights Agreement, the Registrar Partner Agreement, the Transition Services Agreement, the Affiliate Channel Partner Agreement, the Merchant Services Agreement, the Linking Agreement, the Bill of Sale, the Domain Name Assignments, the Patent Assignments, the Trademark Assignments, the Data Center Colocation Agreement, the Sublease, the Lease Assignment (as such terms are defined herein) and the other certificates and documents required to be executed pursuant to this Agreement.

1.3 “Applicable Law” means all foreign, federal, state or local laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to a specified Person or to such Person’s assets or properties.

1.4 “Assigned Agreements” means those agreements, contracts, leases and instruments listed in Attachment 5 (including Attachments 5.1 through 5.11 thereto) of Schedule 1 hereto.

1.5 “Assignment Documents” means, collectively, the Domain Name Assignments, the Patent Assignments, the Trademark Assignments and the Bill of Sale, each as defined in Section 2.9.

1.6 “Buyer Ancillary Agreements” means all Ancillary Agreements to which Buyer is or will be a party.

1.7 “Code” means the United States Internal Revenue Code of 1986, as amended.

1.8 “Common Stock” means the common stock, $0.01 par value per share, of NSI.

1.9 “Disclosure Letter” means the letter addressed to Buyer from Sellers and dated as of the Agreement Date (including all schedules thereto), which has been delivered by Sellers to Buyer concurrently with this Agreement.

1.10 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

1.11 “GAAP” means accounting principles generally accepted in the United States of America.

1.12 “Global Top Level Domains” means the .com, .net, .org, .biz, .pro, .info, .name, .museum, .aero and .coop Internet domains.

1.13 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.14 “ICANN” means the Internet Corporation for Assigned Names and Numbers, a not-for-profit corporation.

1.15 “Indemnified Person” means a Seller Indemnified Person or a Buyer Indemnified Person, as applicable.

1.16 “Indemnifying Person” means the Person against whom indemnification pursuant to Article 10 hereof is sought.

1.17 “Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of: (a) an individual, if used in reference to an individual; (b) in the case of a corporation, any executive officer or director of such Person after inquiry of the person having the supervisory responsibility for the applicable functional area to which such matter relates; or (c) in the case of a limited liability company, any executive officer or manager of such Person after inquiry of the person having the supervisory responsibility for the applicable functional area to which such matter relates.

1.18 “Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or known or unknown.

1.19 “Liens” means any lien, pledge, hypothecation, charge, mortgage, security interest or other encumbrance.

1.20 “LLC Ancillary Agreements” means all Ancillary Agreements to which LLC is or will be a party.

1.21 “LLC Agreement” means the Operating Agreement of LLC dated October 8, 2003.

1.22 “Material Adverse Change” or “Material Adverse Effect” when used with reference to any entity or group of related entities or to any business, means any event, change, violation, inaccuracy, circumstance or effect that is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, assets, business or results of operations of such business or entity and its Subsidiaries taken as a whole, provided however, that in no event shall a Material Adverse Change or a Material Adverse Effect in Sellers or the Registrar Business be deemed to occur as a result of: (a) changes in general economic conditions or changes affecting the industry generally in which Sellers or the Registrar Business operate; or (b) litigation relating to trademark infringement claims filed by registrants (or other third parties claiming rights to Internet domain names), “cyber squatting” claims, trademark dilution claims or similar claims with respect to the Registrar Business.

1.23 “NSI Parties” means the Sellers other than VeriSign.

1.24 “Person” means any individual, corporation (including any not-for-profit corporation), partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization or entity.

1.25 “Preferred Stock” means the preferred stock, $0.01 par value per share, of NSI.

1.26 “Purchased Shares” means 100,000 shares of the Series A Preferred Stock.

1.27 “Release Date” means: (a) March 31, 2005 with respect to Claims described in clause (i) of Section 10.2(a) and clause (i) of Section 10.2(b); or (b) the date of the expiration of the applicable statute of limitations with respect to Claims described in clause (ii) of Section 10.2(a) or clause (ii) of Section 10.2(b); or (c) the term of the obligation with respect to claims described in clause (iii) of Section 10.2(a) or clause (iii) of Section 10.2(b).

1.28 “Retained Liabilities” means all Liabilities of Sellers or the Registrar Business other than the Assumed Liabilities.

1.29 “Retention Bonus” means the retention bonus set forth in the Transaction Bonus and Retention Bonus Agreements dated as of May 20, 2003 between VeriSign and each of William Graham Champion Mitchell and John Donoghue.

1.30 “Securities Act” means the United States Securities Act of 1933, as amended.

1.31 “Seller Ancillary Agreements” means all Ancillary Agreements to which any Seller is or will be a party.

1.32 “Series A Preferred Stock” means the Series A preferred stock, $0.01 par value per share, of NSI.

1.33 “Subsidiary” or “subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such entity.

1.34 “Subsidiary Charter Documents” means the Certificate of Incorporation or Articles of Incorporation and Bylaws of the NSI Parties, as amended to date.

1.35 “Tax” or “Taxes” means federal, state, local and foreign taxes of any kind whatsoever (whether payable directly or by withholding), including, without limitation, sales, use, excise, franchise, ad valorem, property, inventory, value added, withholding and payroll taxes (including, without limitation, all taxes or other payments required to be withheld by an employer and paid over to any Governmental Entity), together with any interest and penalties, additions to tax or additional amounts with respect thereto, imposed by any taxing authority.

1.36 “VeriSign Charter Documents” means the Certificate of Incorporation and Bylaws of VeriSign, as amended to date.

In addition, a glossary of cross-references for the other defined terms used in this Agreement is set forth in Section 11.14.

ARTICLE 2

PURCHASE AND SALE

2.1 Sales of Shares and Assets; Contribution.

(a) Shares to be Purchased by Buyer from VeriSign. Subject to the terms and conditions of this Agreement, at the Closing, VeriSign will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase and acquire from VeriSign, all of VeriSign’s right, title and interest in and to the Purchased Shares, free and clear of any Liens. VeriSign will deliver to Buyer certificates for the Purchased Shares duly endorsed for transfer or with duly executed stock powers.

(b) Contribution. Subject to the terms and conditions of this Agreement and the Contribution Agreement, at the Closing, Sellers will contribute, assign, convey, transfer and deliver all of VeriSign’s and the NSI Parties’ right, title and interest in and to the Registrar Assets to LLC pursuant to the Contribution Agreement. In exchange for the Contribution, Sellers will receive from LLC (a) the Cash Payment, (b) the Note, and (c) a membership interest in LLC constituting 15.0% of the aggregate membership interests of LLC on Closing Date. The Cash Payment, the Note and the 15.0% membership interest in LLC shall be allocated among Sellers as they may agree, and no Seller shall have any claims against Buyer or LLC on account of such allocation.

(c) Membership Interests. Subject to the terms and conditions of this Agreement, at the Closing and concurrently with the Contribution, Buyer will receive from LLC the Purchased Interests in exchange for the Cash Payment.

(d) Simultaneous Transactions. The transactions described in Sections 2.1(a), 2.1(b) and 2.1(c) shall be deemed to have occurred simultaneously, and each shall be a condition precedent of the others.

2.2 Cash Payment.

(a) Payment. The Cash Payment shall be paid by or for the account of LLC to Sellers by wire transfer in immediately available funds to such accounts as Sellers shall have designated in writing prior to Closing.

(b) Financing Option. The Cash Payment and the Share Payment shall be funded from Buyer’s Cash Contribution, the proceeds of the Initial LLC Loan (the “Loan Proceeds”), or any combination of the foregoing, as determined by Buyer in its sole discretion, provided, however, that (a) the aggregate principal amount of the Initial LLC Loan shall not exceed Forty Million Dollars ($40,000,000.00) at the Closing and shall not be increased without VeriSign’s prior written consent and (b) if an Affiliate of Buyer is the lender, the Initial LLC Loan shall be on commercially reasonable terms. LLC will be the borrower with respect to the Initial LLC Loan, and as of the Closing, any or all of the Registrar Assets may be encumbered by Liens in favor of the lender or lenders under such Initial LLC Loan, and the Loan Proceeds will be paid by LLC to Sellers as provided above. The Deposit will be credited as part of Buyer’s Cash Contribution at the Closing.

2.3 Allocation of Cash Payment. The Cash Payment and the Share Payment shall be allocated among Sellers in the manner set forth on Exhibit C hereto. For all Tax purposes, including, without limitation, for purposes of Section 1060 of the Code and the Treasury Regulations thereunder, the total value of the Registrar Assets (the “Registrar Asset Value”) shall equal the sum of the Cash Payment, the Note, Seller’s Initial Credited Contribution and the dollar amount of the Assumed Liabilities, and shall be allocated among the Registrar Assets in the manner determined by Buyer in its reasonable discretion prior to the Closing. At or prior to the Closing, Buyer and Sellers shall agree on a schedule (the “Allocation Schedule”), setting forth the allocation of the Registrar Asset Value to the items included in the Registrar Assets. In the event the parties cannot so agree, such allocation shall be made by a “Big Four” accounting firm other than KPMG LLP and with whom none of the parties has a material business relationship within the past year, which determination shall be binding, absent manifest error. For all Tax purposes, Buyer and Sellers agree to report the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule, and will not take any position inconsistent therewith in any Tax Return, Tax filing (including filings required under Section 1060 of the Code), in any refund claim or otherwise. However, the parties acknowledge and agree that the Contribution of the Registrar Assets to LLC and associated Cash Payment and delivery of the Note to Sellers will be reported by LLC and Sellers as a “disguised sale” of an interest in the Registrar Assets in accordance with Treasury Regulations Sections 1.707-4 through 1.707-6, and LLC will apply Treasury Regulation Section 1.707-4(d) to the extent of qualified precontribution expenditures.

2.4 Excluded Assets. For the avoidance of doubt, Sellers shall retain and not sell, assign, transfer or deliver, and Buyer, or LLC, shall not purchase, acquire, or have any ownership claim of right in respect of assets that are not listed on Schedule 1 hereto (collectively, the “Excluded Assets”).

2.5 Assumed Liabilities. At the Closing, as a result of the Contribution Agreement, LLC shall assume, the Liabilities (other than Retained Liabilities) of the Registrar Business set forth on Schedule 2 hereto (collectively, the “Assumed Liabilities”).

2.6 Retained Liabilities. Neither Buyer nor LLC shall be responsible for paying, honoring or discharging any Retained Liabilities.

2.7 Closing. Subject to the terms and conditions of this Agreement, the sale, purchase and transfer of the Purchased Shares and the Purchased Interests and the Contribution will take place at the offices of VeriSign, 21355 Ridgetop Circle, Dulles, VA 20166 (the “Closing”) at

10:00 a.m., local time on the later to occur of the satisfaction or waiver of the conditions to Closing set forth in Articles 7 and 8, or at such other time or on such other date or at such other place (or by such other means, including a remote Closing wherein the relevant documents are delivered by means of facsimile, mail or courier) as Buyer and VeriSign may mutually agree in writing (the day on which the Closing takes place being referred to herein as the “Closing Date”).

2.8 Buyer’s Deliveries. At the Closing, subject to the fulfillment or waiver of the conditions set forth in Article 8, Buyer shall execute and/or deliver to the appropriate party or parties, all of the following:

(a) To LLC, payment of Buyer’s Cash Contribution and the Initial LLC Loan;

(b) To VeriSign, the Share Payment for the Purchased Shares;

(c) To the NSI Parties, an executed counterpart of each of: (i) the Operating Agreement of LLC in the form of Exhibit D hereto (the “Operating Agreement”); and (ii) the Investor Rights Agreement in the form of Exhibit E hereto (the “Investor Rights Agreement”);

(d) To VeriSign, a certificate or other evidence reasonably satisfactory to VeriSign, as to the existence and good standing of Buyer from the State of Delaware as of a date that is no later than five business days before the Closing Date;

(e) To VeriSign, an opinion of counsel to Buyer in form and substance reasonably satisfactory to VeriSign; and

(f) To VeriSign, a certificate dated as of the Closing Date, executed by an officer of Buyer and attaching true and correct copies of (a) the Certificate of Formation and Operating Agreement of Buyer as in full force and effect on the Closing Date, (b) resolutions of the Board of Managers of Buyer, as amended to date, approving and declaring advisable this Agreement, the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby, and (c) resolutions of the members of Buyer, as amended to date, approving this Agreement, the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby.

2.9 Sellers’ Deliveries. At the Closing, subject to the fulfillment or waiver of the conditions set forth in Article 7, Sellers shall execute and/or deliver to the appropriate party or parties, all of the following:

(a) To Buyer, certificates representing the Purchased Shares, duly endorsed for transfer or with duly executed stock powers attached;

(b) To Buyer, a subordination agreement or intercreditor agreement satisfactory to VeriSign respecting the Note, and such other documents or instruments in such form as reasonably required by Buyer’s lenders in connection with the transactions contemplated by this Agreement;

(c) To Buyer, an executed counterpart of the Operating Agreement;

(d) To Buyer, an executed counterpart of the Investor Rights Agreement;

(e) To Buyer and LLC, an executed counterpart of the Registrar Partner Agreement in the form of Exhibit F hereto (the “Registrar Partner Agreement”);

(f) To Buyer and LLC, an executed counterpart of the Transition Services Agreement in the form of Exhibit G hereto (the “Transition Services Agreement”);

(g) To LLC, an executed counterpart of the Network Solutions Affiliate Channel Partner Agreement in the form of Exhibit H (the “Affiliate Channel Partner Agreement”);

(h) To LLC, an executed counterpart of the VeriSign Payment Services Merchant Services Agreement in the form of Exhibit I (the “Merchant Services Agreement”);

(i) To LLC, an executed counterpart of the Linking and Data Transfer Agreement in the form of Exhibit J (the “Linking Agreement”);

(j) To LLC and Buyer, an executed counterpart of the Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit K hereto (the “Bill of Sale”);

(k) To LLC and Buyer, an executed counterpart of the Contribution Agreement;

(l) To LLC and Buyer, executed counterparts of: (i) the Domain Name Assignments in the form of Exhibit L hereto (the “Domain Name Assignments”); (ii) the Patent Assignments in the form of Exhibit M hereto (the “Patent Assignments”); and (iii) the Trademark Assignments in the form of Exhibit N hereto (the “Trademark Assignments”);

(m) To LLC and Buyer, an executed counterpart of each of: (i) the Data Center CoLocation and Office Space License Agreement in the form of Exhibit O (the “Data Center Colocation Agreement”); (ii) the Assignment and Assumption of Lease in the form of Exhibit P (the “Lease Assignment”); and (iii) the Sublease Agreement in the form of Exhibit Q (the “Sublease” and, together with the Data Center Colocation Agreement and the Lease Agreement, the “Real Estate Documents”);

(n) To Buyer, a certificate or other evidence reasonably satisfactory to Buyer as to the existence or good standing of each Seller and LLC from the applicable jurisdiction of such Person’s formation as of a date that is no later than five business days before the Closing Date;

(o) To Buyer, payment in cash of an amount equal to 50% of Buyer’s Transaction Expenses (not to exceed $500,000), as described in Section 11.6;

(p) To Buyer, an opinion of counsel to Sellers in form and substance reasonably satisfactory to Buyer; and

(q) To Buyer, a certificate dated as of the Closing Date, executed by an officer of each Seller and attaching true and correct copies of (a) the Certificate of Incorporation and Bylaws of such Seller as in full force and effect on the Closing Date, (b) resolutions of the Board of Directors of such Seller, as amended to date, approving and declaring advisable this Agreement, the Seller Ancillary Agreements and the transactions contemplated hereby and thereby, and (c) with respect to the NSI Parties only, resolutions of the stockholders of such NSI Party, as amended to date, approving this Agreement, the Seller Ancillary Agreements and the transactions contemplated hereby and thereby.

2.10 LLC’s Deliveries. At the Closing, subject to the fulfillment or waiver of the conditions set forth in Articles 7 and Article 8, Sellers and Buyer shall each cause LLC to execute and/or deliver to the appropriate party or parties, all of the following:

(a) To Sellers, the Cash Payment and to VeriSign, the Note;

(b) To Sellers and Buyer, an executed counterpart of the Contribution Agreement;

(c) To NSI and Buyer, an executed counterpart of the Operating Agreement;

(d) To NSI and Buyer, an executed counterpart of the Investor Rights Agreement;

(e) To VeriSign, an executed counterpart of the Registrar Partner Agreement;

(f) To VeriSign, an executed counterpart of the Transition Services Agreement;

(g) To VeriSign, an executed counterpart of the Affiliate Channel Partner Agreement;

(h) To VeriSign, an executed counterpart of the Merchant Services Agreement;

(i) To VeriSign, an executed counterpart of the Linking Agreement;

(j) To Sellers and Buyer, an executed counterpart of the Bill of Sale;

(k) To Sellers and Buyer, executed counterparts of: (i) the Domain Name Assignment; (ii) the Patent Assignment; and (iii) the Trademark Assignment;

(l) To VeriSign, an executed counterpart of each of: (i) the Data Center Colocation Agreement; (ii) the Lease Assignment; and (iii) the Sublease;

(m) To Buyer, payment in cash of an amount equal to 50% of Buyer’s Transaction Expenses (not to exceed $500,000), as described in Section 11.6;

(n) To Buyer, such documents, including loan agreements, promissory notes, security agreements and financing statements, as may be reasonably required by Buyer’s lenders in connection with any financing secured by Buyer related to the transactions contemplated by this Agreement; and

(o) To Buyer and VeriSign, a certificate dated as of the Closing Date, executed by the an officer of LLC and attaching true and correct copies of (a) the Certificate of Formation and LLC Agreement as in full force and effect on the Closing Date, (b) resolutions of the Board of Managers of LLC, as amended to date, approving and declaring advisable this

Agreement, the LLC Ancillary Agreements and the transactions contemplated hereby and thereby, and (c) resolutions of the members of LLC, as amended to date, approving this Agreement, the LLC Ancillary Agreements and the transactions contemplated hereby and thereby.

2.11 Further Assurances. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement each of the parties hereto shall, at its own expense, execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement.

2.12 Exhibits. The terms of the Ancillary Agreements shall be as set forth in the applicable exhibit to this Agreement, subject to non-substantive changes and changes to complete blank or bracketed information.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF VERISIGN

Except as set forth in the Disclosure Letter (it being understood that if an item is disclosed in one section or subsection of the Disclosure Letter, such item shall be deemed to have been disclosed in such other sections or subsections of the Disclosure Letter for which its relevance to such other sections or subsections is reasonably apparent or is known to Buyer), Sellers represent and warrant to Buyer as follows:

3.1 Organization and Good Standing. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority necessary to conduct its business as presently conducted. Each Seller is duly qualified to do business in each jurisdiction in which the nature of its business or ownership of its properties make such qualification necessary, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sellers. LLC is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority necessary to conduct its business as presently conducted. LLC is duly qualified to do business in each jurisdiction in which the nature of its business or ownership of its properties make such qualification necessary, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on LLC.

3.2 Capital Structure.

(a) The authorized capital stock of NSI consists of 1,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, all of which are designated as Series A Preferred Stock (together with the Common Stock, the “Capital Stock”). As of the Agreement Date, 1,000,000 shares of Common Stock and 1,000,000 shares of Series A Preferred Stock were issued and outstanding and are held by VeriSign. The Purchased Shares are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants, rights, convertible securities or agreements or undertakings of any kind obligating NSI to issue, deliver or sell, additional shares of Capital Stock or other equity interests in NSI, or any security convertible into or exercisable or exchangeable for any Capital Stock. VeriSign owns beneficially and of record all of the Purchased Shares, and at the Closing, such Purchased Shares will be free and clear of all Liens. VeriSign has not granted to any Person other than Buyer any right to purchase the Purchased Shares.

(b) All of the membership interests of LLC when issued as contemplated by this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens, other than Liens created by Buyer. LLC was formed for the purpose of consummating the Contribution and the transactions contemplated by this Agreement, and at the Closing will have no material assets or Liabilities except for the Registrar Assets, any approval(s) of ICANN and the Assumed Liabilities. LLC has not granted and will not grant to any Person other than Buyer any right to purchase the Purchased Interests. At the Closing, the ownership of LLC will be as reflected in the Disclosure Letter.

(c) There are no outstanding options, warrants, rights, convertible securities or agreements or undertakings of any kind obligating NSI or LLC to issue, deliver or sell additional shares of Capital Stock or other equity interests in NSI or membership interests in LLC, as the case may be, or any security convertible into or exercisable or exchangeable for any such Capital Stock or membership interests.

3.3 Authorization; Non-Contravention.

(a) (i) Each Seller has full corporate power and authority to execute and deliver this Agreement and each Seller Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and each Seller Ancillary Agreement and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each Seller and no other corporate action on the part of any Seller is necessary to authorize the execution and delivery of this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement, assuming the due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of each Seller enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity. The Seller Ancillary Agreements, when executed and delivered at the Closing, will constitute valid and binding obligations of each Seller party thereto enforceable against it in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(ii) LLC has full power and authority to execute and deliver this Agreement and each LLC Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by LLC of this Agreement and each LLC Ancillary Agreement and the consummation by LLC of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of LLC and no other action on the part of LLC is necessary to authorize the execution and delivery of this Agreement and the LLC Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement, assuming the due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of LLC enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity. The LLC Ancillary Agreements, when executed and delivered at the Closing, will constitute valid and binding obligations of LLC enforceable against it in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(b) (i) The execution and delivery of this Agreement and the Seller Ancillary Agreements by each Seller does not, and the performance of this Agreement and the Seller Ancillary Agreements by each Seller will not: (A) conflict with or violate the VeriSign Charter Documents or the Subsidiary Charter Documents, as applicable; (B) subject to compliance with the requirements set forth in Section 3.3(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Sellers or by which Sellers of their respective properties are bound; or (C) result in any breach of or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any Assigned Agreement or result in the creation of a Lien on any of the Registrar Assets except, in the case of clauses (B) and (C), for such conflicts, violations, breaches, defaults, or rights which would not have a Material Adverse Effect on the Registrar Business and would not prevent the consummation of the transactions contemplated hereby or under the Ancillary Agreements. Section 3.3(b) of the Disclosure Letter lists all consents, waivers and approvals under any Assigned Agreements or other Registrar Assets that are required to be obtained in connection with the consummation of the transactions contemplated hereby or by the Ancillary Agreements, which, if individually or in the aggregate are not obtained, would result in a material loss of benefits to Buyer or LLC with respect to the Registrar Business.

(ii) The execution and delivery of this Agreement and the LLC Ancillary Agreements by LLC does not, and the performance of this Agreement and the LLC Ancillary Agreements by LLC will not: (A) conflict with or violate the Certificate of Formation or LLC Agreement of LLC, as applicable; or (B) subject to compliance with the requirements set forth in Section 3.3(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to LLC or by which LLC of its properties are bound; except, in the case of clause (B), for such conflicts, violations, breaches, defaults, or rights which would not have a Material Adverse Effect on the Registrar Business and would not prevent the consummation of the transactions contemplated hereby or under the Ancillary Agreements.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency, commission or other governmental authority or instrumentality (a “Governmental Entity”), ICANN or other Person, is required to be obtained or made by Sellers in connection with the execution and delivery of this Agreement or the Seller Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for: (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act; and (ii) such other consents, approvals, orders, authorizations, registrations, declarations or filings, which if not obtained or made would not reasonably be expected to have a Material Adverse Effect on the Registrar Business and would not have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby and by the Ancillary Agreements.

3.4 NSI Financial Statements. Section 3.4 of the Disclosure Letter sets forth an unaudited statement of selected assets and liabilities of the Registrar Business as of June 30, 2003 (the “Balance Sheet Date”) and the related unaudited income statement of the Registrar Business for the six months ended June 30, 2003, and (b) the unaudited income statement of the Registrar Business for the year ended December 31, 2002 (collectively, the “Financials”). The Financials were prepared in a manner consistent with GAAP from the books and records of the Sellers and are correct in all material respects as of the dates and during the periods indicated therein. Section 3.4 of the Disclosure Letter also includes the unaudited pro forma for stand alone basis cash flow model of the Registrar Business for the year ended December 31, 2002 and for the six months ended June 30, 2003 (the “Operating Model”). The Operating Model (i) was prepared from the books and records of Sellers, (ii) is correct in all material respects, and (iii) is consistent with GAAP in all material respects. The cash bookings reflected in the Operating Model accurately reflect the cash bookings of the Registrar Business for the periods indicated therein, and the operating expenses reflected in the Operating Model accurately reflect in all material respects the cash expenses of the Registrar Business for the periods indicated therein.

3.5 Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not been: (a) any Material Adverse Effect with respect to NSI, LLC, the Registrar Business or the Registrar Assets; (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of NSI’s Capital Stock or the membership interests of LLC except as provided in this Agreement; (c) granting of any options, warrants, calls or rights to acquire any such shares or other securities of NSI or LLC; (d) any split, combination or reclassification of any Capital Stock or the membership interests of LLC; (e) any material revaluation by Sellers of any of the Registrar Assets; (f) any waiver of any material rights or claims of Sellers with respect to the Registrar Business; (g) any transaction by Sellers outside of the ordinary course of business with respect to the Registrar Business; (h) any material change in the pricing of the registration fees Sellers charge for their domain name registration services; or (i) any commitment to do any of the items described in subsections (a) through (h) above.

3.6 Taxes.

(a) NSI has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by or on behalf of NSI with any Tax authority, such Returns are true, correct and complete in all material respects, and NSI has paid all Taxes shown to be due on such Returns.

(b) NSI has withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”), Taxes pursuant to the Federal Unemployment Tax Act (“FUTA”) and other Taxes required to be withheld, except such Taxes which are not material to NSI.

(c) Other than as set forth in Section 3.6(c) of the Disclosure Letter, NSI has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against NSI, nor has NSI executed any unexpired waiver of any statue of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of NSI by any Tax authority is presently in progress, nor has NSI been notified of any request for such an audit or other examination that is reasonably likely to result in any adjustment that is material to NSI.

(e) No adjustment relating to any Returns filed by NSI has been proposed in writing by any Tax authority to NSI or any representative thereof that is reasonably likely to be material to NSI.

(f) NSI has no Liability for unpaid Taxes which have not been accrued for or reserved on the June 30, 2003 Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to NSI, other than any Liability for unpaid Taxes that may have accrued since the Balance Sheet Date in connection with the operation of the business of NSI in the ordinary course.

(g) There is no agreement, plan or arrangement to which any Seller is a party, including this Agreement and the Ancillary Agreements, covering any Employee of NSI that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

(h) None of the Registrar Assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

(i) LLC has been formed for purposes of the Contribution and the other transactions contemplated by this Agreement, and has not incurred any Tax Liabilities and will not incur any material Tax Liabilities prior to the Closing. LLC has not elected to be taxed as an association taxable as a corporation.

3.7 Title to Properties and Assets.

(a) None of the NSI Parties or LLC own any real property interests. Section 3.7 of the Disclosure Letter sets forth a list of all leases of real property used primarily in the operation of the Registrar Business. True and correct copies of such leases have been made available to Buyer. All such real property leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Buyer or LLC.

(b) Sellers have, and after the Contribution LLC will have, good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the tangible properties and assets, real, personal and mixed, included in the Registrar Assets, free and clear of any Liens, except for Liens for Taxes not yet due and payable and such other Liens which are not material in character, amount or extent. The Registrar Assets, together with the LLC Ancillary Agreements, constitute all of the properties, assets and rights necessary for the conduct of the Registrar Business by LLC after the Closing Date substantially as conducted by Sellers immediately prior to the Closing Date. Without limiting the foregoing, LLC will own or have legal rights to use all items set forth on Section 3.7 of the Disclosure Letter, which includes substantially all email and other general administrative software applications currently used by Sellers in the Registrar Business except for the Oracle 11i software applications, which Oracle 11i applications are not included in the Registrar Assets.

3.8 Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all software inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications) listed on Section 3.8 of the Disclosure Letter; and (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks listed on Section 3.8 of the Disclosure Letter.

“Registrar Business Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, Sellers and included in the Registrar Assets.

(b) No Registrar Business Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer, or licensing thereof by Sellers, or which may materially affect the validity, use or enforceability of such Registrar Business Intellectual Property by LLC. There are no registered copyrights or applications for copyright registration included in the Registrar Assets.

(c) Each item of Registered Intellectual Property is subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property, except, in each case, as would not materially adversely effect such item of Registered Intellectual Property.

(d) Sellers own and have (i) good and exclusive title to each item of Registered Intellectual Property free and clear of any Liens, and (ii) good and exclusive title to, or have license to each other material item of Registrar Business Intellectual Property free and clear of any Liens, in each case excluding licenses and related restrictions).

(e) No Seller has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Registrar Business Intellectual Property, to any third party.

(f) To Sellers’ Knowledge, the Registrar Business Intellectual Property and the operation of the Registrar Business as such business currently is conducted, including NSI’s marketing and sale of the products or services of the Registrar Business, have not and do not infringe or misappropriate the Intellectual Property of any third party.

(g) No Seller has received written notice from any third party that the Registrar Business Intellectual Property or the operation of the Registrar Business or any product or service of the Registrar Business, infringes or misappropriates the Intellectual Property of any third party, which allegation, if true, would have a Material Adverse Effect on the Registrar Business.

(h) To the Knowledge of Sellers, no Person has or is infringing or misappropriating any Registrar Business Intellectual Property, which infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on the Registrar Business.

(i) Sellers have taken reasonable steps to protect their rights in their confidential information and trade secrets of the Registrar Business, except where the failure to do so would not have a Material Adverse Effect on the Registrar Business.

(j) Section 3.8(j) of the Disclosure Letter sets forth all Internet domain names included in the Registrar Assets.

3.9 Compliance with Laws.

(a) None of the Sellers is in conflict with, or in default or in violation of: (i) the applicable Subsidiary Charter Documents in the case of an NSI Party or the VeriSign Charter Documents in the case of VeriSign; or (ii) any law, rule, regulation, order, judgment or decree applicable to the NSI Parties or VeriSign, but only with respect to the Registrar Business and the Registrar Assets, or by which the Registrar Assets or the Registrar Business are bound or affected. To Sellers’ Knowledge, no investigation or review by any Governmental Entity is pending or, has been threatened against Sellers with respect to the Registrar Business, nor, to Sellers’ Knowledge, has any Governmental Entity indicated an intention to conduct an investigation or review of the Registrar Business. There is no judgment, injunction, order or decree binding upon Sellers which has, or could reasonably be expected to have, the effect of prohibiting or impairing any material business practice of Sellers with respect to the Registrar Business as currently conducted.

(b) Sellers hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to, or required for the operation, of the Registrar Business as currently conducted (collectively, the “Permits”), and are in compliance with the terms of the Permits, except where the failure to hold such Permits or to be in compliance with the terms thereof could not reasonably be expected to have the effect of prohibiting or impairing any material business practice of Sellers with respect to the Registrar Business as currently conducted.

3.10 Litigation. Except as set forth in Section 3.10 of the Disclosure Letter, there are no claims, suits, actions or proceedings (collectively, “Proceedings”) pending or, to the Knowledge of Sellers, threatened against Sellers, the Registrar Business or the Registrar Assets, that seek to restrain or enjoin the consummation of the transactions contemplated hereby or by the Ancillary Agreements or which could reasonably be expected, either singularly or in the aggregate with all such Proceedings, to have a material adverse effect on the Registrar Business.

3.11 Employee Benefit Plans.

(a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “ERISA Affiliate” shall mean any other person or entity under common control with VeriSign within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii) “Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by VeriSign or any ERISA Affiliate for the benefit of any Employee;

(iii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iv) “DOL” shall mean the Department of Labor;

(v) “Employee” shall mean any current, former, or retired employee, officer, or director of any Seller for the Registrar Business;

(vi) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Sellers, on the one hand, and any Employee or consultant of Sellers with respect to the Registrar Business, on the other hand;

(vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(ix) “International Employee Plan” shall mean each Employee Plan that has been adopted or maintained by VeriSign or any ERISA Affiliate, whether informally or formally, for the benefit of Employees outside the United States;

(x) “IRS” shall mean the Internal Revenue Service;

(xi) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xii) “PBGC” shall mean the Pension Benefit Guaranty Corporation; and

(xiii) “Pension Plan” shall mean each Employee Plan, which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Section 3.11 of the Disclosure Letter contains an accurate and complete list of each offer letter for Employees having a title of “Director” or higher (the “Offer Letters”). Sellers do not have any plan or commitment to establish any new Employee Plan, to modify any Employee Plan, Offer Letter or Employee Agreement (except to the extent required by law or to conform any such Employee Plan, Offer Letter or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any Employee Plan, Offer Letter or Employee Agreement, nor do they have any intention or commitment to do any of the foregoing.

(c) Employee Plan Compliance. Except, in each case, as would not, individually or in the aggregate, result in a material liability to NSI or the Registrar Business: (i) each Seller has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to, each Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA, COBRA, or the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and, to the Knowledge of Sellers, no event has occurred giving rise to a material likelihood that such Plan would not be treated as qualified by the IRS; (iii) no voluntary corrections have been made to an Employee Plan either under the terms of any IRS voluntary correction program or under the terms of any DOL program; (iv) each Employee Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA complies with the terms of Section 404(c) of ERISA; (v) no“prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan; (vi) there are no actions, suits or claims pending, or, to the Knowledge of Sellers, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (vii) each Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Buyer or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event); (viii) there are no audits, inquiries or proceedings pending or, to the Knowledge of Sellers, threatened by the IRS or DOL with respect to any Employee Plan; (ix) neither Sellers nor any ERISA Affiliate is subject to any penalty or tax with respect to any Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (x) all contributions due from the Sellers or any ERISA Affiliate which are employee deferrals to an Employee Plan under Section 401(k) of the Code have been timely made as required under ERISA and that all other contributions due from Sellers or any ERISA Affiliate with respect to any other Employee Plan have been made as required under ERISA or have been accrued on VeriSign’s balance sheet.

(d) Pension Plans. Sellers have not now, nor have they ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, that would result in material liability to or NSI or the Registrar Business.

(e) Multiemployer and Multiple Employer Plans. At no time have Sellers contributed to or been requested to contribute to any Multiemployer Plan, that would result in material liability to NSI or the Registrar Business, or to any multiple employer plan within the meaning of Section 413(c) of the Code.

(f) No Post-Employment Obligations. No Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and no Seller has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

(g) Effect of Transaction. Except as expressly contemplated by this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby and by the Ancillary Agreements will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(h) Employment Matters. Except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on NSI or the Registrar Business, Sellers, with respect to the Registrar Business: (i) are in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) have properly classified leased employees, temporary employees and independent contractors for purposes of federal and applicable state Tax laws, laws applicable to employee benefits and other applicable laws; (iv) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) are not liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the ordinary course of business). There are no pending, or, to Sellers’ Knowledge, threatened material claims or actions against Sellers with respect to the Registrar Business under any worker’s compensation policy or long-term disability policy. To Sellers’ Knowledge, no Employee has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Sellers and disclosing to NSI or using trade secrets or proprietary information of any other Person.

(i) Labor. No work stoppage or labor strike with respect to the Registrar Business is pending or threatened. Sellers do not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Sellers, threatened relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to NSI, LLC or the Registrar Business. Sellers have not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Sellers are not presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Sellers with respect to the Registrar Business.

(j) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Closing Date, will not be offset by insurance or fully accrued. As of the date of the Closing, no International Employee Plan is maintained or administered by NSI or the Registrar Business and neither NSI nor the Registrar Business has any Employees outside the United States.

3.12 Environmental Matters.

(a) Hazardous Material. Except as would not have a Material Adverse Effect on NSI, LLC, the Registrar Assets or the Registrar Business, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to such laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present, as a result of the actions of Sellers with respect to the Registrar Business, or, to Sellers’ Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Sellers have at any time owned, operated, occupied or leased for the Registrar Business.

(b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect on NSI, LLC, the Registrar Assets or the Registrar Business: (i) Sellers have not transported, stored, used, manufactured, disposed of released or exposed Employees or others to Hazardous Materials in connection with the Registrar Business in violation of any law in effect on or before the Closing Date; and (ii) Sellers have not disposed of, transported, sold, used, released, exposed Employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in connection with the Registrar Business in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. Sellers currently hold all environmental approvals, permits, licenses, clearances and consents (“Environmental Permits”) material to the conduct of Sellers’ Hazardous Material Activities with respect to the Registrar Business as such activities and business are currently being conducted. All of such Environmental Permits are in full force and effect, and will continue to be in full force and effect for the benefit of LLC following the Contribution.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Sellers’ Knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Sellers concerning any Environmental Permit of Sellers, Hazardous Material or any Hazardous Materials Activity of Sellers, each with respect to the Registrar Business. Sellers are not aware of any fact or circumstance that reasonably could be expected to involve Sellers in any material environmental litigation or impose any material environmental liability.

3.13 Assigned Agreements. The Assigned Agreements are valid and binding on the parties thereto and in full force and effect, except to the extent that such invalidity would not result in a material liability to the Registrar Business. True and correct copies of the Assigned Agreements have been made available to Buyer. Sellers are not in breach, violation or default under, and Sellers have not received written notice that they have breached, violated or defaulted, any of the terms or conditions of any Assigned Agreement in such a manner as would have a Material Adverse Effect on the Registrar Business. To Sellers’ Knowledge, no other party to the Assigned Agreements is in material breach, violation or default under the Assigned Agreements. Sellers have not received any notice that any Person intends to amend or terminate any material Assigned Agreement. There is no Assigned Agreement, the performance of which by LLC in accordance with its terms after the Closing would reasonably be expected to have a Material Adverse Effect. The registry fee with respect to customers agreements that are part of the Assigned Agreements has been paid. Other than the Assigned Agreements and the Ancillary Agreements, Sellers are not a party to any other agreement, contract, lease, license or instrument that is necessary to conduct the Registrar Business.

3.14 Brokers’ and Finders’ Fees. Except for fees payable to Morgan Stanley & Co. Incorporated, Sellers have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Agreements.

3.15 Insurance. With respect to the Registrar Business, Sellers have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the Registrar Business or the Registrar Assets. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid, and Sellers are otherwise in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of Sellers, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

3.16 Complete Disclosure. This Agreement and the Disclosure Letter, taken as a whole, do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statement herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

4.1 Organization, Standing and Power. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority necessary to conduct its business as presently conducted. Buyer is duly qualified to do business in each jurisdiction in which the nature of its business or its ownership of its properties make such qualification necessary, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.

4.2 Financing. Buyer has or has available to it, and at all times through the Closing Date, all funds necessary to consummate all the transactions contemplated by this Agreement and the Ancillary Agreements and pay the related fees and expenses payable by Buyer.

4.3 Authorization; No Contravention

(a) Buyer has full power and authority to execute and deliver this Agreement, and each Buyer Ancillary Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement, each Buyer Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer and no other action on the part of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement and the Buyer Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement, assuming due authorization, execution and delivery thereof by Sellers, constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity. The Buyer Ancillary Agreements, when executed and delivered at the Closing, will constitute valid and binding obligations of Buyer, enforceable against it in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(b) The execution and delivery of this Agreement and the Buyer Ancillary Agreements by Buyer does not, and the performance of this Agreement and the Buyer Ancillary Agreements by Buyer will not: (i) conflict with or violate the Certificate of Formation or Operating Agreement of Buyer; (ii) subject to compliance with the requirements set forth in Section 4.3(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or by which Buyer or its properties is bound; or (iii) result in any breach of or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Buyer or any of its properties is bound, except in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults or rights, which would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Buyer Ancillary Agreements.

(c) No consent, approval, order or authorization of or registration declaration or filing with, any Governmental Entity, ICANN or other Person is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or the Buyer Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for: (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act; and (ii) such other consents, approvals, orders, authorizations, registrations, declarations or filings, which if not obtained or made, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

4.4 Brokers’ and Finders’ Fees. Buyer has not incurred, nor will it incur, directly or indirectly any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby or by the Buyer Ancillary Agreements.

4.5 Litigation. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer that seek to restrain or enjoin the consummation of the transactions contemplated hereby or by the Buyer Ancillary Agreements.

4.6 Investment Representations.

(a) Buyer is acquiring the Purchased Shares and the Purchased Interests for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof.

(b) Buyer acknowledges that the Purchased Shares and the Purchased Interests have not been registered under the securities laws of any jurisdiction, and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws or pursuant to a valid exemption from registration.

ARTICLE 5

COVENANTS

5.1 Covenants of Sellers. During the time period from the Agreement Date until the earlier to occur of: (i) the Closing Date; and (ii) the termination of this Agreement in accordance with the provisions of Article 9 (except where the time period for performance is otherwise specified), Sellers covenant and agree with Buyer as follows:

(a) Advice of Changes. Sellers will promptly advise Buyer in writing of their becoming aware of any: (i) event occurring after the Agreement Date that would render any representation or warranty of Sellers contained in this Agreement materially untrue or inaccurate such that the conditions to Closing specified in Section 8.1 would not be satisfied; (ii) material breach of any covenant or obligation of Sellers pursuant to this Agreement such that the conditions to Closing specified in Section 8.2 would not be satisfied; or (iii) Material Adverse Change in the Registrar Business.

(b) Maintenance of Business. Sellers will operate, carry on and preserve the Registrar Business in all material respects, and maintain their material relationships with customers, advertisers, suppliers, employees and others with whom they have contractual relations, in substantially the same manner as they have before the Agreement Date. If Sellers become aware of a material deterioration in the relationship with any key customer, supplier, employee or business partner of the Registrar Business, they will bring such information to Buyer’s attention and, if requested by Buyer, will exert reasonable commercial efforts to restore the relationship.

(c) Negative Covenants. Sellers will not, without the prior written consent of Buyer:

(i) merge or consolidate any NSI Party with any Person that is not a Subsidiary of VeriSign or NSI;

(ii) acquire any assets that are material, individually or in the aggregate to the Registrar Business unless such assets are to be Excluded Assets;

(iii) amend or enter into any employment, consulting agreement or severance agreement with any Identified Employee;

(iv) grant any severance or termination pay to any Identified Employee except pursuant to written agreements in effect on the Agreement Date or existing policies;

(v) declare, set aside or pay any cash or stock dividend or other distribution in respect of Capital Stock or the membership interests of LLC, other than as described in the Recitals to this Agreement;

(vi) redeem, repurchase or otherwise acquire any of Capital Stock or membership interests of LLC;

(vii) pay or distribute any cash or property to any stockholder or security holder of NSI or LLC or make any other cash payment to any stockholder or security holder of NSI or LLC, other than as described in the Recitals to this Agreement;

(viii) issue, sell, create or authorize any shares of capital stock of NSI or LLC;

(ix) issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock or any securities that are potentially exchangeable for, or convertible into, shares of Capital Stock or membership interests in LLC;

(x) amend the Certificate of Incorporation or Bylaws of NSI or the LLC Agreement or Certificate of Formation of LLC;

(xi) agree to any audit assessment by any taxing authority or file any federal or state income or franchise Tax Return with respect to the Registrar Business unless copies of such Tax Returns have first been delivered to Buyer for its review at a reasonable time before filing;

(xii) revalue any of the Registrar Assets; or

(xiii) agree to do any of the things described in the preceding clauses (i) through (xii).

(d) Regulatory Approvals. Sellers will execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity which may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(e) Necessary Consents. Sellers will use commercially reasonable efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be reasonably necessary or appropriate in order to effect the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, to enable LLC to carry on the Registrar Business as currently conducted in all material respects immediately after the Contribution and the Closing and to keep in effect and avoid the material breach, violation of, termination of, or adverse change to, any material Assigned Agreement.

(f) Access to Information. Subject to the terms and conditions of this Agreement and the Nondisclosure Agreement dated as of March 13, 2003, between VeriSign and Pivotal Private Equity LLC (the “Nondisclosure Agreement”) relating to the confidentiality and use of confidential and proprietary information, Sellers will allow Buyer and its agents (including Buyer’s lenders and their representatives and counsel provided such parties enter into nondisclosure agreements having terms substantially similar to the Nondisclosure Agreement ) access at reasonable times to the files, books, records, technology, contracts, personnel and offices of Sellers which are related to the Registrar Business. To the extent an Affiliate of Buyer has executed the Nondisclosure Agreement, Buyer agrees to be bound by the terms of the Nondisclosure Agreement

(g) ICANN Accreditation. Prior to the Closing, Sellers will cooperate to assist LLC to become accredited by ICANN to act as a registrar of Global Top Level Domains under which NSI is currently an ICANN-accredited registrar and the “.us” domain.

5.2 Covenants of Buyer. During the time period from the Agreement Date until the earlier to occur of: (i) the Closing Date; and (ii) the termination of this Agreement in accordance with the provisions of Article 9 (except where the time period for performance is otherwise specified), Buyer covenants and agrees with Seller as follows:

(a) Advice of Changes. Buyer will promptly advise VeriSign in writing of its becoming aware of any: (i) event occurring after the Agreement Date that would render any representation or warranty of Buyer contained in this Agreement materially untrue or inaccurate such that the conditions to Closing specified in Section 7.1 would not be satisfied; or (ii) material breach of any covenant or obligation of Buyer pursuant to this Agreement such that the conditions to Closing specified in Section 7.2 would not be satisfied.

(b) Regulatory Approvals. Buyer will execute and file or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity which may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(c) ICANN Accreditation. Prior to the Closing, Buyer will cooperate in all respects with Sellers in causing LLC to become accredited by ICANN as provided in Section 5.1(g).

5.3 Certain Understandings.

(a) Buyer has received from Sellers and their financial advisors certain projections and forecasts and information relating to the Registrar Business. Buyer acknowledges that: (i) there are uncertainties inherent in attempting to make such projections and forecasts; (ii) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and forecasts so furnished to it; and (iii) Buyer shall not have any claim against Sellers or their agents with respect thereto. Accordingly, Sellers make no representation or warranty with respect to such projections and forecasts.

(b) Buyer acknowledges that, except as expressly set forth in this Agreement, none of Sellers, nor any other Person, makes any representation or warranty, express or implied, as to NSI, LLC, the Purchased Shares, the Purchased Interests, the Registrar Business or any of the Registrar Assets, including, but not limited to, implied warranties of merchantability, fitness for a particular purpose, non-infringement and title and any warranty arising by usage of trade, course of dealing or course of performance.

5.4 Certain Employee Benefits.

(a) Buyer and LLC shall determine which Employees LLC intends to hire after the Closing (the “Identified Employees”). As soon as practicable after the execution of this Agreement, Sellers and Buyer shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for Employees who will become employees of LLC. LLC shall employ at least 223 Employees currently employed by Sellers at Sellers’ Hazleton facility after the Closing, 287 Employees currently employed by Sellers at Sellers’ Waterview facility after the Closing and 15 Employees currently employed by Sellers at Sellers’ Broad Run facility after the Closing. If Sellers employ fewer employees at any of the facilities than as the numbers of employees set forth for that facility in the previous sentence, then LLC shall employ all Employees employed by Seller at that facility as of the Closing.

(b) Buyer and LLC shall be liable for and obligated to pay and indemnify, and hold Sellers harmless from, any and all expenses, contracts, agreements, commitments, obligations, claims, debtor suits, and other liabilities of any nature whatsoever, whether known or unknown, accrued or not accrued, fixed or contingent, or arising hereafter, directly or indirectly, after the Closing with respect to: (i) the employment by Buyer or LLC of the Identified Employees or the termination of employment by Buyer or LLC after the Closing, including any severance or termination benefits; (ii) any claims for wrongful discharge or employment discrimination under state or federal law provided such claims arise from the Identified Employees’ employment or service with or termination by Buyer or LLC after the Closing; (iii) any duties or obligations of LLC or LLC’s administrators under any existing or future employee benefit plans or arrangements maintained by LLC with respect to its employees after the Closing, provided that any benefits provided to LLC employees pursuant to the Transition Services Agreement shall not constitute an employee benefit plan maintained by LLC; (iv) any claims under the Worker Adjustment and Retraining Notification Act or the California Worker Adjustment and Retraining Notification Act after the Closing; (v) any accrued but unpaid vacation pay or benefits after the Closing; or (vi) any withholding or employment Taxes with respect to any Identified Employee which accrue or become payable and arise out of the termination of employment of such person by Buyer or LLC after the Closing. Sellers shall be liable for and obligated to pay and indemnify, and hold Buyer and LLC harmless from, any and all of the foregoing described in clauses (i) through (vi) that arise or accrue on or before the Closing Date. Sellers shall pay any Retention Bonus in accordance with their terms. Sellers shall also pay to LLC at the Closing the amount of PTO (as defined in Schedule 2) earned by Identified Employees as of the Closing. LLC shall pay the PTO to Identified Employees in accordance with Sellers’ practices and as required by law. VeriSign shall also pay LLC an amount equal to the pro rata portion of bonuses earned by the Identified Employees for 2003, which amount shall be $2,300,000.00 in the aggregate, provided, however, that LLC shall provide VeriSign with a schedule listing the proposed allocation of such bonuses among the Identified Employees, which amounts and allocations shall be approved by VeriSign. At least 50% of the total bonus pool shall be paid to Identified Employees at the level of Director or below and no one Identified Employee shall receive a bonus in excess of 200% of the pro rata portion of his or her target bonus. Such bonuses shall be paid to the Identified Employees by LLC prior to March 15, 2004, and VeriSign shall transfer to LLC the amount of such bonuses on or prior to February 28, 2004.

(c) Sellers shall be liable for and bear all responsibility for health care continuation coverage under COBRA, if any, with respect to all “M&A Qualified Beneficiaries” (as that term is defined in the regulations promulgated under COBRA). Subject to the terms of the Transition Services Agreement, Buyer and LLC shall be responsible for any health care continuation coverage under COBRA due to qualifying events occurring after Closing with respect to any Identified Employees employed by Buyer or LLC or their qualified beneficiaries.

(d) Buyer or LLC shall provide each Identified Employee with salary and wages, which are comparable to those provided to similarly situated Sellers employees.

(e) Buyer or LLC shall grant Identified Employees credit for all service with Sellers under each employee benefit plan, program or arrangement of LLC in which such Identified Employees are eligible to participate for all purposes, except for purposes of benefit accrual under a defined benefit pension plan; provided that Sellers furnish LLC with a listing of such service for each Identified Employee. If Identified Employees become eligible to participate in a medical, dental or health plan of LLC, LLC will cause such plan to: (i) waive any preexisting condition exclusions and waiting period limitations for conditions covered under the applicable medical, dental or health plans maintained or contributed to by Sellers (but only to the extent corresponding exclusions and limitations were satisfied by such Identified Employees under the applicable medical, dental or health plans maintained or contributed to by Sellers, and only to the extent that Sellers cause its medical, dental or health plans to provide Identified Employees with certificates of creditable coverage under the Health Insurance Portability and Accountability Act of 1996); and (ii) credit any deductible or out of pocket expenses incurred by the Identified Employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

(f) All Identified Employees shall be fully vested in their accounts under the VeriSign, Inc. Section 401(k) Plan after Closing. After Closing, Sellers shall immediately direct the 401(k) Plan trustee and recordkeeper to allow all Identified Employees to elect to either: (i) receive an immediate distribution of their account balances under the VeriSign, Inc. Section 401(k) Plan in accordance with the terms of such plan and pursuant to the Code; or (ii) directly roll over their respective account balances to Buyer’s or LLC’s 401(k) Plan or to an individual retirement account in any case pursuant to the Code. VeriSign shall contribute the pro rata portion of the matching contribution under the VeriSign Section 401(k) Plan for the plan year of Closing on behalf of all Identified Employees without regard to any condition upon the receipt of such matching contributions such as a number of hours of service or a requirement of employment at the end of the plan year.

5.5 Restrictions on Business Activities. Sellers agree that for a period ending on the earlier to occur of: (a) the termination of this Agreement; (b) five years following the Closing Date; and (c) the liquidation, dissolution, or other termination of LLC for any reason other than in connection with an initial public securities offering by LLC, Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly, engage in the business of acting as an ICANN-accredited registrar of Global Top Level Domains or of the “.us” domain. Buyer and LLC agree that for a period ending on the earlier to occur of: (i) the termination of this Agreement; and (ii) five years following the Closing Date, neither Buyer nor LLC shall, and they shall cause their respective Affiliates (other than Sellers) not to engage in the business of acting as a registry for any Global Top Level Domains.

5.6 Non-Solicitation of Employees. Except with respect to Identified Employees as provided in this Agreement, Buyer will not, and will cause LLC not to, solicit for employment any then employees of Sellers. VeriSign will not, and will cause its Affiliates not to, solicit for employment any employees of Buyers or LLC, until the two-year anniversary of the Closing Date, provided, however, that this Section 5.6 shall not prohibit any solicitation through the placement of general employment advertising or the hiring of Identified Employees.

5.7 Conduct of NSI’s Business. Each of VeriSign and NSI agrees that following the Closing Date, so long as Buyer holds the Purchased Shares, NSI shall not conduct any business activities other than those related to holding membership interests in LLC and NSI shall not hold any assets other than such membership interests; provided, however, that nothing in this Section shall prevent NSI from being liquidated or merging with an Affiliate of VeriSign.

5.8 Name Change. Promptly following the Closing, NSI shall amend its Certificate of Incorporation to change its corporate name to “NS Holding Company” or other similar name.

5.9 Financing. Sellers shall reasonably cooperate with Buyer in providing the access to the lenders and their representatives described in Section 5.3 and executing such instruments as may be customary, provided that Sellers shall not be required to fund any portion of the Initial LLC Loan or pay an amount in connection therewith, or agree to any changes to the Note.

5.10 Letters of Credit. VeriSign shall maintain in effect until 90 days after the Closing the letter of credit (with no obligation to replenish such letter of credit) supporting the registry and shall maintain in effect any letters of credit supporting the lease of the Hazleton and Waterview facilities as provided in the Real Estate Documents.

ARTICLE 6

TAX MATTERS

6.1 Transaction Taxes. Sellers shall be responsible for, and shall defend, indemnify and hold Buyer harmless against and in respect of, any and all excise, value added, registration, stamp, property, documentary, transfer, sales, use and similar Taxes, levies, charges and fees (including all real estate transfer Taxes) incurred, or that may be payable to any taxing authority, in connection with the transactions (including, without limitation, the sale, transfer, contribution and delivery of the Purchased Shares, the Purchased Interests and the Registrar Assets) contemplated by this Agreement and the Ancillary Agreements, including Taxes that are based on the income, profit, capital or franchise of the Sellers with respect to the Registrar Business (collectively, “Transaction Taxes”).

6.2 Parties’ Responsibility. Sellers are and shall remain solely responsible for all Tax matters arising from or relating to the Registrar Business, through the Closing Date. The parties shall cooperate with each other concerning all Tax matters, including, without limitation, the filing of Tax Returns and other governmental filings associated therewith.

6.3 Bulk Transfer Laws. Buyer hereby waives compliance by the Sellers with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF SELLERS

Sellers’ obligations to consummate the sale, transfer and contribution of the Purchased Shares, Purchased Interests and the Registrar Assets are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by VeriSign, but only in a writing signed by VeriSign):

7.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects, in each case on and as of the Closing, with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing VeriSign will have received a certificate to such effect executed by an officer of Buyer.

7.2 Covenants. Buyer will have performed and complied in all material respects with all of its covenants contained in this Agreement on or before the Closing (to the extent that such covenants require performance by Buyer on or before the Closing), and at the Closing VeriSign will have received a certificate to such effect executed by an officer of Buyer.

7.3 Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Entity, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Entity, that prohibits or renders illegal the transactions contemplated by this Agreement or the Ancillary Agreements.

7.4 Government Consents. There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken all such other actions by any Governmental Entity having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the transactions contemplated by this Agreement, including, without limitation, requirements under applicable federal and state securities laws.

7.5 Buyer’s Deliveries. Buyer shall make the deliveries described in Section 2.8 and cause LLC to make the deliveries described in Section 2.10.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF BUYER

Buyer’s obligation to consummate the sale, transfer, and contribution of the Purchased Shares, the Purchased Interests and the Registrar Assets is subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Buyer, but only in a writing signed by Buyer):

8.1 Accuracy of Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects, in each case on and as of the Closing, with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Buyer will have received a certificate to such effect executed by an officer of each Seller.

8.2 Covenants. Sellers will have performed and complied in all material respects with all of their covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Sellers on or before the Closing), and at the Closing Buyer will have received a certificate to such effect executed by an officer of each Seller.

8.3 Compliance with Law; No Legal Entity Restraints. There will not be issued, enacted or adopted, by any Governmental Entity, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Entity, that prohibits or renders illegal or imposes limitations on: (a) the transactions contemplated by this Agreement or the Ancillary Agreements; or (b) Buyer’s or LLC’s right to own, retain, use or operate the Registrar Assets and the Registrar Business.

8.4 Government Consents. There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken all such other actions by any Governmental Entity having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the transactions contemplated by this Agreement, including, without limitation, requirements under applicable securities laws.

8.5 Sellers’ Deliveries. Sellers shall make the deliveries described in Section 2.9 and cause LLC to the make the deliveries described in Section 2.10.

8.6 No Material Adverse Change. There shall not have occurred and be continuing any Material Adverse Change with respect to the Registrar Business or the Registrar Assets after the Agreement Date.

8.7 ICANN Accreditation. LLC shall have been accredited by ICANN as a registrar of Global Top Level Domains under which NSI is currently an ICANN-accredited registrar and the “.us” domain.

ARTICLE 9

TERMINATION OF AGREEMENT; DAMAGES

9.1 Termination by Mutual Consent. This Agreement may be terminated at any time before the Closing by the mutual written consent of VeriSign (on behalf of all Sellers) and Buyer.

9.2 Unilateral Termination.

(a) Either VeriSign (on behalf of all Sellers) or Buyer, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the sale, transfer and contribution of the Purchased Shares, the Purchased Interests and the Registrar Assets pursuant to this Agreement or the Contribution Agreement.

(b) VeriSign (on behalf of all Sellers), by giving written notice to Buyer, may terminate this Agreement if the Closing shall not have occurred by midnight Pacific Time on November 25, 2003; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available if any Seller’s failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 8 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such Seller.

(c) Either VeriSign (on behalf of all Sellers) or Buyer may terminate this Agreement at any time before the Closing if the other party has committed a material breach of: (i) any of such party’s representations and warranties contained in this Agreement; or (ii) any of such party’s covenants contained in this Agreement, and has not cured such material breach within ten days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 9.2(c).

9.3 No Liability for Termination. Termination of this Agreement by a party (the “Terminating Party”) in accordance with the provisions of this Article 9 will not give rise to any obligation or Liability on the part of the Terminating Party on account of such termination; provided, however, that nothing herein shall relieve a party from Liability for a breach of this Agreement. Notwithstanding the foregoing, pursuant to a termination pursuant to Section 9.2(b), the entire amount held in escrow pursuant to the Escrow Agreement shall be immediately released to VeriSign upon the terms and subject to the conditions set forth therein. The provisions of Section 5.6, Article 10 and Article 11 are the only provisions of this Agreement that shall survive any termination of this Agreement.

9.4 Certain Failures to Close. If, as of November 25, 2003, (i) Buyer shall have delivered to VeriSign all of the items required to be delivered pursuant to Sections 7.1, 7.2, 7.4 (if any) and 7.5, (ii) Buyer shall have delivered a commitment letter from a lender indicating that has committed to fund and has the ability to fund the Senior Loan as of such date (and, if applicable, December 2, 9 and 16, 2003) and has delivered reasonable evidence of Buyer’s ability to fund the balance of the Cash Payment and the Share Payment, (iii) there shall not be issued, enacted or adopted, or threatened in writing by any Governmental Entity, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Entity, that prohibits or renders illegal the transactions contemplated by this Agreement or the Ancillary Agreements, and (iv) Sellers are unable to satisfy the conditions to closing set forth in Article 8, the Cash Payment shall be reduced by $1,000,000.00. So long as the conditions set forth in clauses (i), (ii) and (iii) of the previous sentence continue to exist, the Cash Payment shall be reduced by an additional $1,000,000.00 on December 2, 2003, December 9, 2003 and December 16, 2003 if the Closing shall not have occurred by such date and the Sellers shall have failed to satisfy the conditions to closing set forth in Article 8 as of such date. Buyer, by giving notice to VeriSign, may terminate this Agreement if the Closing shall not have occurred by midnight Pacific Time on December 16, 2003, and in such case VeriSign and Buyer will instruct the escrow agent under the Escrow Agreement to return the Deposit to Buyer, and in addition VeriSign shall pay Buyer as liquidated damages an amount equal to $4,000,000.00.

ARTICLE 10

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION

AND REMEDIES, CONTINUING COVENANTS

10.1 Survival of Representations. All representations and warranties of LLC, Sellers and Buyer contained in this Agreement and the Ancillary Agreements will remain operative and in full force and effect, until the earlier of: (a) the termination of this Agreement in accordance with its terms; or (b) the applicable Release Date; provided, however, that any Indemnified Person shall be entitled to seek recovery for the fraudulent breach of any representation, warranty or covenant until the expiration of the applicable statute of limitations for any claim which seeks recovery of Damages.

10.2 Agreement to Indemnify.

(a) VeriSign (and not any of the other Sellers) will indemnify and hold harmless Buyer, LLC and their respective officers, directors, members, managers, agents, representatives and employees, and each Person, if any, who controls or may control Buyer or LLC within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”), from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, Liabilities and expenses, including reasonable attorneys’ fees and costs (hereinafter collectively referred to as “Damages”), directly or indirectly incurred, paid or accrued in connection with or resulting from or and arising out of: (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations or warranties given or made by Sellers in this Agreement, the Contribution Agreement or any Seller Ancillary Agreement or any certificate delivered pursuant to Section 8.1 or Section 8.2; (ii) any Retained Liabilities; or (iii) any breach of a covenant made by Sellers in this Agreement, the Contribution Agreement or the Assignment Documents.

(b) Buyer and LLC will indemnify and hold harmless, Sellers and their respective officers, directors, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control Sellers within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a “VeriSign Indemnified Person” and collectively as “VeriSign Indemnified Persons”) from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or arising out of: (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations or warranties given or made by Buyer in this Agreement, the Contribution Agreement or any Buyer Ancillary Agreement or any certificate delivered pursuant to Section 7.1 or Section 7.2; (ii) any Assumed Liabilities after the Closing Date; or (iii) any breach of a covenant made by Buyer or LLC in this Agreement, the Contribution Agreement or the Assignment Documents.

(c) Any claim of indemnity made by an Indemnified Person under Section 10.2 must be raised in a Notice of Claim delivered to the Indemnifying Person in accordance with Section 11.7 no later than the applicable Release Date and, if raised by such Release Date, such claim shall survive the Release Date until final resolution thereof.

10.3 Limitations.

(a) The maximum aggregate liability of VeriSign for indemnification under Section 10.2(a)(i) and Buyer and LLC under Section 10.2(b)(i) shall not exceed an amount equal to 20% of the sum of (i) the Cash Payment and (ii) the Share Payment. Any such Damages shall be paid to the Buyer Indemnified Persons first by the reduction of the principal amount under the Note and second, to the extent that the aggregate principal amount under the Note is insufficient to pay such Damages, by VeriSign. Except as provided in this Section 10.3(a), the Buyer Indemnified Persons shall have no other recourse against Sellers for payment of Damages. Sellers other than VeriSign shall have no Liability for indemnification under this Agreement.

(b) In seeking indemnification for Damages under this Article 10, neither Buyer nor the Buyer Indemnified Persons shall make any claim for Damages unless and until Damages aggregate at least $1,000,000.00, inclusive of legal fees (the “Basket”), in which event Buyer or the Buyer Indemnified Person may make claims for all Damages included within the Basket. The limitation contained in this Section 10.3(b) shall not apply to Claims for Damages described in clause (ii) or (iii) of Section 10.2(a).

10.4 Notice of Claim. As used herein, “Claim” means a claim for indemnification of any Indemnified Person for Damages under this Article 10. An Indemnified Person shall give a written notice of a Claim executed by an officer of such Indemnified Person (a “Notice of Claim”), whether for its own Damages or for Damages incurred by any other Indemnified Person. Each Indemnified Person shall deliver a Notice of Claim within 30 days after such Person becomes aware of the existence of any potential Claim for indemnity under this Article 10, provided, however, that the failure to provide such Notice of Claim shall not relieve the Indemnifying Person from liability under this Article 10 except to the extent that the Indemnifying Person is actually prejudiced thereby.

10.5 Contents of Notice of Claim. Each Notice of Claim shall contain the following information:

(a) (i) that the Indemnified Person has incurred, paid or properly accrued (in accordance with GAAP), Damages described in clauses (i), (ii) or (iii) of Sections 10.2(a) or 10.2(b), as applicable, in an aggregate stated amount arising from such Claim; or (ii) the assertion, whether orally or in writing, against any Indemnified Person of a claim, demand, suit, action, arbitration, mediation, investigation, inquiry or proceeding brought by a third party against such Indemnified Person (a “Third Party Claim”) that is based upon, or includes assertions that would, if true, constitute Damages described in clauses (i), (ii) or (iii) of Sections 10.2(a) or 10.2(b), as applicable; and

(b) a brief description, in reasonable detail, of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Person’s good faith belief thereof, including the identity and address of any third-party claimant and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or accrued, or the basis for such anticipated Liability, and the specific nature of the breach to which such item is related.

10.6 Resolution of Notice of Claim. Any Notice of Claim will be resolved as follows:

(a) Uncontested Claims. If, within 30 days after a Notice of Claim is received by the Indemnifying Person, the Indemnifying Person does not contest such Notice of Claim in writing to the Indemnified Person as provided in Section 10.6(b), the Indemnifying Person will be conclusively deemed to have consented to the recovery by the Indemnified Person or such other Indemnified Person of the full amount of Damages specified in the Notice of Claim (subject to the provisions of Section 10.3) in accordance with this Article 10.

(b) Contested Claims. If the Indemnifying Person gives the Indemnified Person written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 30-day period specified in Section 10.6(a), then such Contested Claim will be resolved by either: (i) a written settlement agreement executed by Buyer and LLC, on the one hand, and VeriSign on the other; or (ii) in the absence of such a written settlement agreement, a final judgment by a court of competent jurisdiction. In the event of a Contested Claim, either party may pursue such legal remedies as appropriate.

10.7 Third Party Claims. The Indemnifying Person shall have the right to defend any Third Party Claim. The Indemnified Person shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to the Indemnifying Person; and may participate in the defense of such Third Party Claim at its own expense. The Indemnified Person shall be entitled to assume and control the defense of such Third Party Claim in the event that the Indemnifying Person is not diligently pursuing the defense of the Third Party Claim after being provided with prior written notice of its failure to do so; provided, however, that in such event, the Indemnified Person shall not be entitled to settle such Third Party Claim without the consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed. The Indemnified Person shall provide (i) copies of any documents or records requested by the Indemnifying Person (at the expense of the Indemnifying Person) in connection with the defense of such Third Party Claim, (ii) reasonable access to witnesses and (iii) otherwise reasonably cooperate in the defense of any Third Party Claim by an Indemnifying Person.

10.8 Exclusive Remedies. After the Closing, the remedies set forth in this Article 10 shall be the exclusive remedies hereunder of Buyer and the other Buyer Indemnified Persons against Sellers or their Affiliates and the exclusive remedies hereunder of Sellers and the other VeriSign Indemnified Persons against Buyer, and no other remedies shall be had for Damages described in Section 10.2(a) and 10.2(b) in contract, tort or otherwise, against Sellers or their Affiliates or against Buyer with respect to this Agreement, the Contribution Agreement, the Assignment Documents and the transactions contemplated hereby and thereby.

ARTICLE 11

GENERAL PROVISIONS

11.1 Governing Law; Jurisdiction and Venue. The internal laws of the State of Delaware, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Sellers and Buyer hereby consent to and submit to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware for enforcement or interpretation of this Agreement, and for any disputes under or arising out of this Agreement.

11.2 Assignment; Binding Upon Successors and Assigns. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. Any assignment in violation of this provision shall be void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

11.5 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. Notwithstanding the foregoing, any amendment, waiver or extension executed by VeriSign will be binding upon all Sellers.

11.6 Expenses. VeriSign will bear the Sellers’ legal, auditors’, investment bankers’ and financial advisors’ fees and other expenses incurred with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (“Transaction Expenses”). At the Closing each of VeriSign and LLC shall reimburse Buyer an amount equal to 50% of Buyer’s Transaction Expenses actually incurred by Buyer to third parties; provided that the aggregate amount of such payments shall not exceed Five Hundred Thousand Dollars ($500,000.00) by each of VeriSign and LLC.

11.7 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile or sent by nationally recognized overnight courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile during normal business hours on a business day; one business day after dispatch if sent by facsimile outside of normal business hours or on a day other than a business day; and one business day after dispatch if sent by overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 11.7:

If to Sellers:

c/o VeriSign, Inc.

487 Middlefield Road, Building 2

Mountain View, CA 94043

Attention:      General Counsel

Fax Number:  (650) 426-5113

with a copy to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention:    Jeffrey R. Vetter, Esq.

                      Douglas Cogen, Esq.

Fax Number: (650) 938-5200

If to Buyer:

Pivotal NS, LLC

c/o Pivotal Private Equity, LLC

2555 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention:      J. Jahm Najafi, CEO

Fax Number:  (602) 956-2313

with a copy to:

Fennemore Craig, P.C.

3003 North Central Avenue, Suite 2600

Phoenix, Arizona 85012

Attention:    Karen C. McConnell, Esq.

                      Susan M. Wissink, Esq.

Fax Number:  (602) 916-5507

11.8 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include,”“includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.9 No Joint Venture. Except as expressly set forth in the Operating Agreement, nothing contained in this Agreement or any Ancillary Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto or thereto. No party is by virtue of this Agreement or any Ancillary Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section 11.9.

11.10 Third Party Beneficiary Rights. No provisions of this Agreement or any Ancillary Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder or stockholder or partner of any party hereto or thereto or any other Person unless specifically provided otherwise herein or therein and, except as so provided, all provisions hereof and thereto will be personal solely between the parties to this Agreement or the Ancillary Agreements; except that the provisions of Article 10 are intended to benefit the Indemnified Persons.

11.11 Confidentiality; Public Announcement. Buyer and Sellers each agree to use their respective best efforts to prevent the unauthorized use or disclosure of any confidential information concerning the other party that was disclosed to them during the course of the negotiation, execution and performance of this Agreement. No party will make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by Applicable Law); provided, however, that, VeriSign may issue a press release approved by both parties announcing the transaction and may describe this transaction in any filings with the Securities and Exchange Commission.

11.12 Entire Agreement. This Agreement, the Ancillary Agreements and the Exhibits and Schedules hereto and thereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between and among the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof and thereof.

11.13 Waiver of Jury Trial. EACH OF BUYER AND EACH SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE ACTIONS OF BUYER OR SELLERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

11.14 Glossary of Defined Terms. Capitalized terms used in this Agreement and not defined in Article 1 are defined in the following Sections:

TERM	SECTION
Affiliate Channel Partner Agreement	2.9(g)
Agreement	Introductory Paragraph
Agreement Date	Introductory Paragraph
Allocation Schedule	2.3
Assumed Liabilities	2.5
Balance Sheet Date	3.4
Basket	10.3(b)
Bill of Sale	2.9(k)
Buyer Indemnified Person(s)	10.2(a)
Buyer	Introductory Paragraph
Buyer’s Cash Contribution	Recital E
Capital Stock	3.2(a)
Cash Payment	Recital D
Claim	10.4
Closing	2.7
Closing Date	2.7
COBRA	3.11(a)(iii)
Contested Claim	10.6(b)
Contribution	Recital C
Contribution Agreement	Recital C
Damages	10.2(a)
Data Center Colocation Agreement	2.9(n)
Deposit	Recital H
DOL	3.11(a)(iv)
Domain Name Assignment	2.9(m)

TERM	SECTION
Domain Name Management Services	5.5
Employee	3.11(a)(v)
Employee Agreement	3.11(a)(vi)
Employee Plan	3.11(a)(ii)
Environmental Permits	3.12(c)
Enterprise Customers	5.5
ERISA	3.11(a)(vii)
ERISA Affiliate	3.11(a)(i)
Escrow Agreement	Recital H
Excluded Assets	2.4
FICA	3.6(b)
Financials	3.4
FMLA	3.11(a)(viii)
FUTA	3.6(b)
Governmental Entity	3.3(c)
Hazardous Material	3.12(a)
Hazardous Materials Activities	3.12(b)
Identified Employees	5.4(a)
Initial LLC Loan	Recital E
Intellectual Property	3.8(a)
International Employee Plan	3.11(a)(ix)
Investor Rights Agreement	2.8(c)
IRS	3.11(a)(x)
Lease Assignment	2.9(n)
Licensed Intellectual Property	3.8(a)
LLC	Introductory Paragraph
Loan Proceeds	2.2
Merchant Services Agreement	2.9(h)
Multi-Employer Plan	3.11(a)(xi)
NameSecure	Introductory Paragraph
Nondisclosure Agreement	5.1(f)
Note	Recital D
Notice of Claim	10.4
NSI	Introductory Paragraph
Offer Letters	3.11(b)
Operating Model	3.4
Operating Agreement	2.8(b)
Patent Assignment	2.9(m)
Payment Services Agreement	2.8(i)
PBGC	3.11(a)(xii)
Pension Plan	3.11(a)(xiii)
Permits	3.9(b)
Proceedings	3.10
Purchased Interest	Recital G
Purchase Price Allocation Schedule	2.3
Real Estate Documents	2.9(n)

TERM	SECTION
Registered Intellectual Property	3.8(a)
Registrar Asset Value	2.3
Registrar Assets	Recital C
Registrar Business	Recital A
Registrar Business Intellectual Property	3.8(a)
Registrar Partner Agreement	2.9(e)
Returns	3.6(a)
Sellers	Introductory Paragraph
Sellers’ Initial Credited Contribution	Recital G
Share Payment	Recital F
SSL Certificate Referral Agreement	2.9(j)
Sublease	2.9(n)
Terminating Party	9.3
Third Party Claim	10.5(a)
TLDS	Introductory Paragraph
Trademark Assignment	2.9(m)
Transaction Expenses	11.6
Transaction Taxes	6.1
Transition Services Agreement	2.9(f)
VeriSign	Introductory Paragraph
VeriSign Indemnified Persons	10.2(b)
VeriSign.US	Introduction Paragraph

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

VERISIGN, INC.		PIVOTAL NS, LLC

By:	/s/ Robert J. Korzeniewski	By:	/s/ J. Jahm Najafi
Name:	Robert J. Korzeniewski	Name:	J. Jahm Najafi
Title:	Executive Vice President	Title:	Managing Member

NETWORK SOLUTIONS, INC.		REGISTRAR L.L.C.

By:	/s/ James M. Ulam	By:	/s/ James M. Ulam
Name:	James M. Ulam	Name:	James M. Ulam
Title:	Secretary	Title:	Manager

NAMESECURE, INC.

By:	/s/ James M. Ulam
Name:	James M. Ulam
Title:	Secretary

VERISIGN.US REGISTRAR, INC.

By:	/s/ James M. Ulam
Name:	James M. Ulam
Title:	Secretary

TLDS, INC.

By:	/s/ James M. Ulam
Name:	James M. Ulam
Title:	Secretary

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

LIST OF SCHEDULES AND EXHIBITS

Schedules

Schedule 1 Registrar Assets

Attachment 1 – Intentionally Omitted

Attachment 2 – Prepaid and Other Assets

Attachment 3 – Tangible Assets

Attachment 4 – Intellectual Property

Attachment 4.5 – Internet Domain Names

Attachment 5 – Assigned Agreements

Attachment 5.1 – Wholesale Agreements

Attachment 5.2 – Premier Partner Agreements (International)

Attachment 5.3 – Data License Agreements

Attachment 5.4 – VeriSign Channel Partner Program Agreements

Attachment 5.5 – Volume Discount Agreements

Attachment 5.6 – CRA – Change of Registrar Agreements

Attachment 5.7 – VeriSign Alliance Marketing Partner Program Agreements

Attachment 5.8 – ImageCafe Affiliate Agreements

Attachment 5.9 – ImageCafe Value Added Reseller Company Agreements

Attachment 5.10 – E-Mail Promotion Agreements

Attachment 5.11 – Network Solutions Partner Agreements

Schedule 2 Assumed Liabilities

Exhibits

Exhibit A	Form of Contribution Agreement

Exhibit B	Form of Note

Exhibit C	Cash Payment Allocation Schedule

Exhibit D	Form of Operating Agreement

Exhibit E	Form of Investor Rights Agreement

Exhibit F	Form of Registrar Partner Agreement

Exhibit G	Form of Transition Services Agreement

Exhibit H	Form of Affiliate Channel Partner Agreement

Exhibit I	Form of Merchant Services Agreement

Exhibit J	Form of Linking and Data Transfer Agreement

Exhibit K	Form of Bill of Sale

Exhibit L	Form of Domain Name Assignments

Exhibit M	Form of Patent Assignments

Exhibit N	Form of Trademark Assignments

Exhibit O	Form of Data Center Colocation Agreement

Exhibit P	Form of Lease Assignment

Exhibit Q	Form of Sublease

FIRST AMENDMENT TO PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is executed and delivered effective as of November 25, 2003, by and among VeriSign, Inc., a Delaware corporation (“VeriSign”), Network Solutions, Inc., a Delaware corporation (“NSI”), NameSecure, Inc., a Delaware corporation (“NameSecure”), VeriSign.US Registrar, Inc., a Delaware corporation (“VeriSign.US”), TLDS, Inc., a Delaware corporation (“TLDS” and, together with VeriSign, NSI, NameSecure and VeriSign.US, “Sellers”), Registrar L.L.C., a Delaware limited liability company (“LLC”), and Pivotal NS, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A. Sellers, LLC and Buyer entered into that certain Purchase Agreement dated as of October 14, 2003 (the “Purchase Agreement”), pursuant to which LLC will acquire the Registrar Business from Sellers and Buyer and Sellers will own the equity interests in LLC.

B. The parties desire to amend certain provisions of the Purchase Agreement as provided herein.

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereby agree as follows:

1. Amendment to Recital G and Section 2.1(b). Pursuant to Section 6.6(b) of the Operating Agreement, Buyer is entitled to receive a priority distribution of $10,000,000 before distributions (excluding tax distributions) are made to Sellers. Recital G and Section 2.1(b) of the Purchase Agreement inadvertently failed to include reference to Buyer’s priority distribution. Accordingly, Recital G and Section 2.1(b) are amended in their entirety as follows:

“G. Following the Closing (defined below), Buyer will own 85.0% of the aggregate membership interests in LLC (in addition to a priority distribution of $10,000,000, excluding tax distributions) (the “Purchased Interests”), with an initial capital account balance equal to Buyer’s Cash Contribution, and Sellers will collectively own 15.0% of the aggregate membership interests in LLC (after Buyer receives distributions other than tax distributions from LLC aggregating $10,000,000), with an initial capital account balance equal to 17.6471% of Buyer’s Cash Contribution in excess of $10,000,000 (the “Sellers’ Initial Credited Contribution”).”

“(b) Contribution. Subject to the terms and conditions of this Agreement and the Contribution Agreement, at the Closing, Sellers will contribute, assign, convey, transfer and deliver all of VeriSign’s and the NSI Parties’ right, title and interest in and to the Registrar Assets to LLC pursuant to the Contribution Agreement. In exchange for the Contribution, Sellers will receive from LLC (a) the Cash Payment, (b) the Note, and (c) a membership interest in LLC constituting 15.0% of the aggregate membership interests of LLC after Buyer receives distributions other than tax distributions from LLC aggregating $10,000,000. The Cash Payment, the Note and the 15.0% membership interest in LLC shall be allocated among Sellers as they may agree, and no Seller shall have any claims against Buyer or LLC on account of such allocation.”

2. Schedules.

(a) Attachment 3 to the Schedules to the Purchase Agreement is hereby amended in its entirety by the Attachment 3 attached to this Amendment as Exhibit A.

(b) Attachment 4 to the Schedules to the Purchase Agreement is hereby amended in its entirety by the Attachment 4 attached to this Amendment as Exhibit B.

(c) Attachment 4.5 to the Schedules to the Purchase Agreement is hereby amended in its entirety by the Attachment 4.5 attached to this Amendment as Exhibit C.

(d) Attachment 5 to the Schedules to the Purchase Agreement is hereby amended in its entirety by the Attachment 5 attached to this Amendment as Exhibit D.

3. Note. The form of Note attached to the Purchase Agreement is hereby amended in its entirety by the form of Note attached to this Amendment as Exhibit E.

4. Bonuses. LLC has agreed to hire certain employees of VeriSign who were not “Employees” or “Identified Employees” pursuant to the Purchase Agreement when it was executed, a complete list of whom is attached to this Amendment as Exhibit F (the “Additional Employees”). VeriSign agrees to pay to LLC an amount equal to the pro rata portion of the bonuses earned by the Additional Employees for 2003. VeriSign shall compute the amount of such payment for each Additional Employee and notify LLC in writing thereof. Such payment shall be made by VeriSign to LLC on or prior to February 28, 2003, and shall be paid by LLC to the Additional Employees prior to March 15, 2003.

5. Cash Reimbursement. LLC agrees to reimburse VeriSign for the cash advanced, expenses incurred and payments made by Sellers on behalf of LLC prior to the Closing as set forth on Exhibit G hereto (the “Cash Reimbursement”). Such reimbursement shall be completed by LLC in accordance with its normal account payables cycle.

6. Effective Time. The Closing shall be effective at 11:59 p.m. EST on the Closing Date.

7. Capitalized Terms. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to them in the Purchase Agreement.

8. Effect of this Amendment. Except as expressly set forth in this Amendment, all other terms and provisions of the Purchase Agreement remain in full force and effect.

9. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, this Amendment has been signed on behalf of each of the parties hereto as of the date first written above.

VERISIGN, INC.		VERISIGN.US REGISTRAR, INC.

By:	/s/ James M. Ulam	By:	/s/ James M. Ulam
Name:	James M. Ulam	Name:	James M. Ulam
Title:	Secretary	Title:	Secretary

NETWORK SOLUTIONS, INC.		NAMESECURE, INC.

By:	/s/ James M. Ulam	By:	/s/ James M. Ulam
Name:	James M. Ulam	Name:	James M. Ulam
Title:	Secretary	Title:	Secretary

TLDS, INC.		REGISTRAR L.L.C

By:	/s/ James M. Ulam	By:	/s/ J. Jahm Najafi
Name:	James M. Ulam	Name:	J. Jahm Najafi
Title:	Secretary	Title:	Manager

PIVOTAL NS, LLC

By:	Pivotal Group XIV, LLC, its Manager

	By:	Jahm Najafi Trust dated July 30, 1996, its Member

By:	/s/ J. Jahm Najafi
J. Jahm Najafi, Trustee

[SIGNATURE PAGE TO AMENDMENT TO PURCHASE AGREEMENT]